Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	Hawk Acquisition, Inc.

Address of Joint Filer:	c/o Protech Inc.
529 Vista Blvd., A-3
Sparks, Nevada 89434

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	Identiv, Inc. [INVE]

Date of Event Requiring Statement
(Month/Day/Year):	April 2, 2024

Designated Filer:	Hawk Acquisition, Inc.

Signature:

HAWK ACQUISITION, INC.

By:	/s/ Eric Thord
Name:	Eric Thord
Title:	President

Dated: April 12, 2024

Joint Filer Information

(continued)

Name of Joint Filer:	Seven2 SAS

Address of Joint Filer:	1 rue Paul Cézanne
Paris, France 75008

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	Identiv, Inc. [INVE]

Date of Event Requiring Statement
(Month/Day/Year):	April 2, 2024

Designated Filer:	Hawk Acquisition, Inc.

Signature:

SEVEN2 SAS

By:	/s/ Henry Capelle
Name:	Henry Capelle
Title:	Administrator

Dated: April 12, 2024